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                                                                   EXHIBIT 7


               CLARIFICATION TO EMPLOYMENT AGREEMENT AND AMENDMENT

            Ground Round Restaurants, Inc. (the "Company" or "Employer"), a New York Corporation with its principal place of business at 35 Braintree Hill Office Park, Braintree, Massachusetts, and Daniel R. Scoggin (the "Employee"), with a business address of 35 Braintree Hill Office Park, Braintree, Massachusetts, hereby agree, in consideration of the promises and mutual covenants contained herein, to clarify the terms of the Employment Agreement by and between Employer and Employee dated July 21, 1995 (the "Agreement") and the amendment thereto dated August 18, 1995 (the "Amendment") as follows:

            II. (In lieu of Non-Compete Provision) shall be inserted after Paragraph 8 with the following language:

            8A: Upon termination of this agreement and payment pursuant to Paragraph 5, employee agrees that he will not, for a period of two (2) years following termination, either directly or indirectly, as a director, officer, employee, agent, consultant or owner, in whole or in part, engage in competition with any restaurant owned or operated by Ground Round or any of its subsidiaries or franchisees (each a "Ground Round Restaurant") on the date of such termination, if such competition takes place within the area delineated on the attached Exhibit A. For purpose of this paragraph, competition is activity in connection with a restaurant or restaurants which meet all of the following criteria:

                  (1) restaurant size between 2,500 and 7,000 square feet; (2) average check amount of between $8 and $11 per person; and (3) orientation toward serving families including children in a casual-theme setting. Employee acknowledges that the remedy at law available to the Employer and its subsidiaries for a breach or threatened breach would be inadequate and, therefore, Employee agrees that in addition to any remedies at law, in the event of any such breach or threatened breach, the Employer and/or its subsidiaries shall be entitled to obtain equitable relief or injunctive relief, as well as any remedy available at law, to enforce the provisions of this paragraph. Ownership of less than five percent (5%) of any class of publicly-traded securities shall not be deemed a breach of this paragraph.

            Except as hereby amended, the Agreement, as amended by the Amendment, shall continue in full force and effect.
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            WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representatives, and by the Employee, as of this 29th day of August, 1997.

                                       Ground Round Restaurants, Inc.



                                       By:/s/Robin L. Moroz
                                          --------------------------------
                                          Name:  Robin L. Moroz
                                          Title:  Vice President


                                       /s/Daniel R. Scoggin
                                       --------------------------------
                                       Daniel R. Scoggin


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                                                                       EXHIBIT A






                [MAP OF NORTHEASTERN AND MID-WESTERN STATES OF U.S.A.
                   DELINEATED BY A BOUNDARY ENCOMPASSING ALL AREAS
              WITHIN A 100 MILE RADIUS OF ANY GROUND ROUND RESTAURANT]